JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-270004 and 333-270004-01

Dated October 16, 2024

2y RSP Lookback Entry PLUS

This document provides a summary of the terms of the Lookback Entry PLUS, which we refer to as the PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
ETF Shares:	Shares of the Invesco S&P 500® Equal Weight ETF (Bloomberg ticker: RSP UP Equity)
Payment at maturity:

If the final share price is greater than the lookback share price, for each $1,000 stated principal amount PLUS,

$1,000 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final share price is less than or equal to the lookback share price, for each $1,000 stated principal amount PLUS,

$1,000 × share performance factor

This amount will be less than or equal to the stated principal amount of $1,000 per PLUS.

Leveraged upside payment:	$1,000 × leverage factor × share percent increase
Share percent increase:	(final share price – lookback share price) / lookback share price
Lookback share price:	The lowest closing price of one ETF Share during the lookback observation period. In no event will the lookback share price be greater than the closing price of one ETF Share on the pricing date.
Lookback observation period:	The period consisting of each day from and including the pricing date to and including December 31, 2024. If a day in this period is not a trading day or a market disruption event occurs or is continuing on that day, that day will be disregarded for purposes of determining the lookback share price.
Final share price:	The closing price of one ETF Share on the valuation date
Leverage factor:	125%
Share performance factor:	final share price / lookback share price
Maximum payment at maturity:	At least $1,186.00 (at least 118.60% of the stated principal amount) per PLUS
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS
Pricing date:	Expected to be October 31, 2024
Original issue date (settlement date):	3 business days after the pricing date
Valuation date†:	November 2, 2026
Maturity date†:	November 5, 2026
CUSIP / ISIN:	48135UUG3 / US48135UUG39
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/ 19617/000121390024088160/ea0217806-01_424b2.htm

†Subject to postponement

The estimated value of the PLUS on the pricing date will be provided in the pricing supplement and will not be less than $940.00 per $1,000 stated principal amount PLUS. For information about the estimated value of the PLUS, which likely will be lower than the price you paid for the PLUS, please see the hyperlink above.

Any payment on the PLUS is subject to the credit risk of JPMorgan Financial as issuer of the PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the PLUS.

Lookback Entry PLUS Payoff Diagram*

The Lookback Entry PLUS
The ETF Shares
$1,186.00 Hypothetical Maximum Payment at Maturity
PLUS Zone
$1,000 Stated Principal Amount
14.88%
18.60%
0.00%
Payment at Maturity on the Lookback Entry PLUS
$1,600.00
$1,500.00
$1,400.00
$1,300.00
$1,200.00
$1,100.00
$1,000.00
$900.00
$800.00
$700.00
$600.00
$500.00
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
Percentage Change in the ETF Shares

*Assumes a hypothetical maximum payment at maturity of $1,186.00. The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $1,186.00 per PLUS.

Change in ETF Shares	Return on the PLUS*
50.00%	18.60%
40.00%	18.60%
30.00%	18.60%
20.00%	18.60%
14.88%	18.60%
10.00%	12.50%
5.00%	6.25%
1.00%	1.25%
0.00%	0.00%
-10.00%	-10.00%
-20.00%	-20.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%

JPMorgan Chase Financial Company LLC

2y RSP Lookback Entry PLUS

ETF Shares

For more information about the ETF Shares, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement and Annex A to the prospectus addendum for additional information.

Risks Relating to the PLUS Generally

▪	The PLUS do not pay interest or guarantee the return of any principal and your investment in the PLUS may result in a loss.
▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity.
▪	The lookback share price will not be determined until the end of the lookback observation period.
▪	The PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the PLUS.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the PLUS will be provided in the pricing supplement.
▪	The tax consequences of an investment in the PLUS are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the PLUS and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the PLUS.

Risks Relating to the Estimated Value and Secondary Market Prices of the PLUS

▪	The estimated value of the PLUS will be lower than the original issue price (price to public) of the PLUS.
▪	The estimated value of the PLUS does not represent future values of the PLUS and may differ from others’ estimates.
▪	The estimated value of the PLUS is derived by reference to an internal funding rate.
▪	The value of the PLUS as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the PLUS for a limited time period.
▪	Secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS.
▪	Secondary market prices of the PLUS will be impacted by many economic and market factors.

Risks Relating to the ETF Shares

▪	JPMorgan Chase & Co. is currently one of the companies that make up the Invesco S&P 500® Equal Weight ETF.
▪	Investing in the PLUS is not equivalent to investing in the ETF Shares.
▪	Adjustments to the ETF Shares or the underlying index could adversely affect the value of the PLUS.
▪	There are risks associated with the ETF Shares.
▪	The performance and market value of the ETF Shares, particularly during periods of market volatility, may not correlate with the performance of the underlying index as well as the net asset value per ETF Share.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the PLUS.
▪	The anti-dilution protection for the ETF Shares is limited.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the PLUS — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the PLUS, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.